Exhibit 33.1

MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH

SEC REGULATION AB SERVICING CRITERIA

1.

Bridgecrest Credit Company, LLC (the “Company” or “Bridgecrest”), a wholly-owned subsidiary of Bridgecrest Acceptance Corporation, is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB as of and for the year ended December 31, 2020, (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report include asset-backed securities transactions for which Bridgecrest acted as servicer, involving the Bridgecrest auto loan receivables servicing platform, for certain DriveTime and Carvana-originated receivables where Regulation AB compliance is required (collectively referred to as the “Platform”). This includes the asset-backed facilities for which Bridgecrest acted as servicer as defined in Appendix A hereto.

2.

Except as set forth in paragraph 3 below, Bridgecrest used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to provide an assertion on the Company’s assessment of compliance with the applicable servicing criteria.

3.

The criteria listed as “Inapplicable Servicing Criteria” in Appendix A hereto are inapplicable to Bridgecrest based on the activities it performed, directly or through its Vendors, with respect to the Platform for the Reporting Period.

4.

During the Reporting Period, there were no variable rate assets in the Platform that would require interest rate adjustments, therefore Bridgecrest did not perform any servicing activities related to criteria 1122(d)(4)(ix) during the Reporting Period.

5.

During the Reporting Period, there were no funds held in trust for an obligor (i.e. escrow accounts) on the Platform that would require funds to be analyzed, or interest on funds to be paid or returned to the obligor, therefore Bridgecrest did not perform any servicing activities related to criteria 1122(d)(4)(x-xiii) during the Reporting Period.

6.

With respect to servicing criteria 11122(d)(1)(iii), 1122(d)(2)(i-ii), 1122(d)(3)(iv), 1122(d)(4)(i-ii),and 1122(d)(4)(iv), Bridgecrest has engaged various Vendors to perform some or all of the activities required by these servicing criteria. Management has determined that these Vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and has elected to take responsibility for assessing compliance with the servicing criteria applicable to each Vendor as permitted by the SEC’s Compliance & Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”), formerly Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations. As permitted by C&DI 200.06, management asserts that it has policies and procedures in place designed to provide reasonable assurance that the Vendor’s activities comply in all material respects with the servicing criteria applicable to each Vendor. Management is not aware of any material deficiencies in such policies and procedures or any material instances of non-compliance of the servicing criteria as relates to the Company by such Vendors. Management is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the Vendors and related servicing criteria.

7.	Bridgecrest has complied, in all material respects, with the applicable servicing criteria for the Reporting Period with respect to the Platform taken as a whole.

8.

Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on Bridgecrest’s assertion on compliance with the applicable servicing criteria for the Reporting Period.

Bridgecrest Credit Company, LLC

March 12, 2021

/s/Daniel Gaudreau

Daniel Gaudreau, Chief Financial Officer

Appendix A – Platform and Applicable

Servicing Criteria

1)	For asset pool Carvana 2020-P1, for the period 12/10/2020 through 12/31/2020, the following criteria are in-scope:

a.	Performed Directly by Bridgecrest: 1122(d)(1)(i-ii), 1122(d)(1)(v), 1122(d)(2)(i-ii), 1122(d)(2)(iv), 1122(d)(2)(vii), 1122(d)(3)(i-iv), 1122(d)(4)(i-viii), and 1122(d)(4)(xiv).

b.	Performed by Vendor(s) for which Bridgecrest is the Responsible Party: 1122(d)(1)(iii), 1122(d)(2)(i-ii), 1122(d)(3)(iv), 1122(d)(4)(i-ii), and 1122(d)(4)(iv).

c.	Inapplicable Servicing Criteria: 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(v-vi), 1122(d)(4)(ix-xiii), and 1122(d)(4)(xv).

2)

For asset pools for which Bridgecrest acted as servicer on the auto loan receivables originated by Carvana where Regulation AB compliance is required, as of and for the year ended 12/31/2020, the following criteria are in-scope:

a.	Performed Directly by Bridgecrest: 1122(d)(1)(i-ii), 1122(d)(1)(v), 1122(d)(2)(i-ii), 1122(d)(2)(iv), 1122(d)(2)(vii), 1122(d)(3)(i-iv), 1122(d)(4)(i-viii), and 1122(d)(4)(xiv).

b.	Performed by Vendor(s) for which Bridgecrest is the Responsible Party: 1122(d)(1)(iii), 1122(d)(2)(i-ii), 1122(d)(3)(iv), 1122(d)(4)(i-ii), and 1122(d)(4)(iv).

c.	Inapplicable Servicing Criteria: 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(v-vi), 1122(d)(4)(ix-xiii), and 1122(d)(4)(xv).

3)

For asset pools for which Bridgecrest acted as servicer on the auto loan receivables originated by DriveTime where Regulation AB compliance is required, as of and for the year ended 12/31/2020, the following criteria are in-scope:

a.	Performed Directly by Bridgecrest: 1122(d)(1)(i-ii), 1122(d)(1)(iv-v), 1122(d)(2)(i-ii), 1122(d)(2)(iv-v), 1122(d)(2)(vii), 1122(d)(3)(i-iv), 1122(d)(4)(i-viii), and 1122(d)(4)(xiv).

b.	Performed by Vendor(s) for which Bridgecrest is the Responsible Party: 1122(d)(1)(iii), 1122(d)(2)(i-ii), 1122(d)(3)(iv), 1122(d)(4)(i-ii), and 1122(d)(4)(iv).

c.	Inapplicable Servicing Criteria: 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ix-xiii), and 1122(d)(4)(xv).